CLASS R SHARES SERVICE PLAN

                          PIONEER INTERNATIONAL VALUE FUND


     CLASS R SHARES SERVICES PLAN, dated as of December 3, 2002 of PIONEER INTERNATIONAL VALUE FUND, a Delaware business trust (the "Trust")


                                   WITNESSETH


     WHEREAS, the Trust is engaged in business as an open-end, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

     WHEREAS, the Trust has adopted this services plan (the "Plan") with respect to the Trust's Class R shares which authorizes the Fund to compensate plan administrators or other intermediaries ("Service Organizations") for providing certain account administration services to participants in retirement plans that are beneficial owners of such shares.


     NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan on the following terms and conditions:


     1. Pursuant to the Plan, the Trust may enter into agreements with Service Organizations which administer or provide services to retirement plan that purchase Class R shares of the Trust 1. ("Service Agreements"). Under such Service Agreements, the Service Organizations may: (a) act, directly or through an agent, as the shareholder of record and nominee for all plan participants,
(b) maintain account records for each plan participant that beneficially owns Class R shares of the Trust, (c) 1. process orders to purchase, redeem and exchange Class R shares on behalf of plan participants, and handle the transmission of funds representing the purchase price or redemption proceeds and
(d) address plan participant questions regarding their accounts and the Trust.

     2. The amount of compensation payable to the Service Organization during any one year for services under the Plan with respect to Class R Shares shall be not exceed 0.25% of the Trust's average daily net assets attributable to Class R Shares attributable to such Services Organization. Conflict of interest restrictions (including the Employee Retirement Income Security Act of 1974) may apply to a Service Organization's receipt of compensation paid by the Trust in connection with the investment of fiduciary 1. funds in Class R shares. Service Organizations are urged to consult legal advisers before investing 2. fiduciary assets in Class R shares.


     3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust; it being understood that actions taken pursuant to Section 1 shall not be considered such an action described above.

     4. This Plan shall become effective upon approval by a vote of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.


     5. This Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Plan shall expire on the annual anniversary of the adoption of this Plan following the last such approval.


     6. This Plan may be amended at any time by the Board of Trustees; provided that this Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class R of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class R of the Trust.


     7. Pioneer Investment Management, Inc. shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.


     8. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.


     9. For the purposes of this Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.


     10. The Trust shall preserve copies of this Class R Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

     11. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

     12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.